Exhibit 99.1

Merrimack Reports Full Year 2022 Financial Results

Cambridge, MA, March 9, 2023 /Business Wire/ – Merrimack Pharmaceuticals, Inc. (Nasdaq: MACK) (“Merrimack” or the “Company”) today announced its full year 2022 financial results for the period ended December 31, 2022.

“We are encouraged by the results of the NAPOLI 3 trial as reported by Ipsen in November 2022 and the guidance that Ipsen has subsequently provided regarding its intention to file a supplemental New Drug Application with the U.S. Food and Drug Administration for Onivyde® in previously untreated patients with metastatic pancreatic ductal adenocarcinoma (“mPDAC”), which could lead to a potential future milestone payment from Ipsen” said Gary Crocker, CEO and Chairman of Merrimack’s Board of Directors. “As a result of the exercise of stock options during the fourth quarter of 2022 and continued reductions in our operating expenses during 2022 we expect that our cash and cash equivalents as of December 31, 2022, will be sufficient to continue our operations beyond 2027, which we estimate to be the latest date when the longest-term potential Ipsen milestone may be achieved.”

Full Year 2022 Financial Results

Merrimack reported net loss of $1.5 million for the year ended December 31, 2022, or $0.11 per basic share, compared to a net loss of $2.5 million, or $0.18 per basic share, for the same period in 2021.

Merrimack reported a gain on sale of assets for the year ended December 31, 2022, of $0.4 million compared to $0.1 million for the same period in 2021.

General and administrative expenses for the year ended December 31, 2022 were $2.2 million, compared to $2.6 million for the same period in 2021.

As of December 31, 2022, Merrimack had cash and cash equivalents of $19.4 million, compared to $14.2 million as of December 31, 2021 The increase in cash was primarily a result of $6.5 million of proceeds from the exercise of stock options.

As of December 31, 2022, Merrimack had 14.2 million shares of common stock outstanding.

Updates on Programs Underlying Potential Milestone Payments

Ipsen

Metastatic Pancreatic Ductal Adenocarcinoma

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In November 2022, Ipsen announced the Phase III NAPOLI 3 trial of Onivyde (irinotecan liposome injection) plus 5-fluorouracil/leucovorin and oxaliplatin (the “NALIRIFOX regimen”) met its primary endpoint demonstrating clinically meaningful and statistically significant improvement in overall survival compared to nab-paclitaxel plus gemcitabine in 770 previously untreated patients with mPDAC and key secondary efficacy outcome of progression-free survival (PFS) also showed significant improvement over the comparator arm. Ipsen also announced that the safety profile of Onivyde in the NAPOLI 3 trial was consistent with those observed in the previous phase I/II mPDAC study.

-	In January 2023, Ipsen presented clinical trial results at the 2023 American Society of Clinical Oncology (ASCO) Gastrointestinal Cancers Symposium.

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In February 2023 Ipsen provided guidance to investors that it intends to file a supplemental New Drug Application with the U.S. Food and Drug Administration during the first half of 2023 following the Fast Track Designation granted in 2020 for the use of Onivyde in combination with oxaliplatin plus 5-fluorouracil/leucovorin for the treatment of patients with previously untreated mPDAC.

Small Cell Lung Cancer

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In August 2022, Ipsen announced that the Phase III RESILIENT trial did not meet its primary endpoint of overall survival compared to topotecan. The trial is evaluating Onivyde versus topotecan in patients with small cell lung cancer, who have progressed on or after platinum-based first-line therapy treatment. In the announcement, Ipsen indicated that detailed results from the RESILIENT trial would be presented at an upcoming medical conference. The analysis concluded that the primary endpoint overall survival was not met in patients treated with Onivyde versus topotecan. However, a doubling of the secondary endpoint of objective response rate in favor of Onivyde was observed. In the August 2022 announcement, Ipsen reported that the clinical study results would be communicated with the regulatory agency. Ipsen indicated that while the results from the analysis of the RESILIENT trial have not demonstrated an overall survival benefit with Onivyde in patients in second-line small cell lung cancer, Ipsen intends to analyze the data further before decisions regarding next steps are made.

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To date, there have been no further announcements by Ipsen regarding these matters and it remains unclear as to whether Ipsen will continue to seek approval for the use of Onivyde in the small cell lung cancer application. If Ipsen elects not to proceed with seeking regulatory approval, or if regulatory approval is not obtained, Merrimack would not be entitled to the $150 million milestone payment tied to FDA approval of Onivyde for treatment of small cell lung cancer.

Elevation Oncology

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In January 2023, Elevation announced it is pausing further investment in the clinical development of seribantumab and intends to pursue further development only in collaboration with a partner. Elevation also announced that it intends to present additional interim data from its study of seribantumab in the first half of 2023.

About Merrimack

Merrimack Pharmaceuticals, Inc. is a biopharmaceutical company based in Cambridge, Massachusetts that is entitled to receive up to $450.0 million in contingent milestone payments related to its sale of Onivyde® to Ipsen S.A. in April 2017. $225 million of these potential milestone payments are tied to the first line metastatic pancreatic ductal adenocarcinoma potential indication, $150 million of these potential milestone payments are tied to the small cell lung cancer potential indication, and $75 million is tied to other potential applications Ipsen may elect to pursue. These milestone payments would be payable by Ipsen upon approval by the U.S. Food and Drug Administration (“FDA”) of Onivyde for certain additional clinical indications. Onivyde® is already approved by the FDA in combination with fluorouracil (5-FU) and leucovorin (LV) for the treatment of patients with metastatic adenocarcinoma of the pancreas after disease progression following gemcitabine-based therapy. This existing approval is unrelated to any future potential milestone payments. Merrimack’s agreement with Ipsen does not require Ipsen to provide Merrimack with any information on the progress of Onivyde clinical trials that is not publicly available. Merrimack is also entitled to receive up to $54.5 million in contingent milestone payments related to its sale of anti-HER3 programs to Elevation Oncology (formerly 14ner Oncology, Inc.) in July 2019.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, Merrimack’s forward-looking statements include, among others, Merrimack’s rights to receive payments related to certain milestone events or whether such milestones will be achieved, if at all, the sufficiency of Merrimack’s cash resources and Merrimack’s strategic plan, including any potential distribution of additional cash to Merrimack’s shareholders. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others: Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, Onivyde® may not demonstrate promising therapeutic effect or appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise prior to the initiation of planned clinical trials, during clinical trials or in the course of developing, testing or manufacturing that could lead Ipsen and Elevation Oncology and their partners and collaborators to fail to initiate or to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with Ipsen and Elevation Oncology’s view of the data or require additional data or information or additional studies. In addition, the planned timing of initiation and completion of clinical trials based upon Onivydeand the anti-HER Program are subject to the ability of each of Ipsen and Elevation Oncology, respectively, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible and, with regard to Elevation Technology, access to adequate capital to conduct such trials. Additionally, each of Ipsen and Elevation Oncology are subject to the risk that they may not successfully commercialize these development programs. Merrimack is also subject to the risk that it may not have funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements. In addition, press releases and other public statements by Ipsen and Elevation Oncology may contain forward-looking statements which may later prove to be inaccurate. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Annual Report on Form 10-K filed with the SEC on March 9, 2023, any subsequent quarterly report on Form 10-Q filed by Merrimack and the other reports Merrimack files with the Securities and Exchange Commission.

Contact

Tim Surgenor

ir@merrimack.com